SHARE AGREEMENT

And

EMPLOYMENT CONTRACT

This Employment Agreement (this "Agreement") is made effective as of September 15th, 2019, by and between Mathco Health Corporation ("Mathco" or "Employer"), of 6229 Yarrow Drive, suite A, Carlsbad, California, 92009 and Katarina Maloney, ("Katarina" or "Executive"), of 2647 Gateway Rd. #105-418, Carlsbad, California, 92009.

A. Mathco is engaged in the business of manufacturing, distribution, marketing and sale of CBD and other wellness and health products. Katarina will primarily perform the job duties at the following location: 6229 Yarrow Drive, suite A, Carlsbad, California, 92009

B. Mathco desires to have the services of Katarina.

C. Katarina is willing to be employed by Mathco.

Therefore, the parties agree as follows:

EMPLOYMENT. Mathco shall employ Katarina as its President and Chief Executive Officer. Katarina shall provide to Mathco the services described on the attached Exhibit A, which is made a part of this Agreement by this reference. Katarina accepts and agrees to such employment, and agrees to be subject to the general supervision, advice, and direction of Mathco and Mathco's Board of Directors. Katarina shall also perform (i) such other duties as are customarily required to direct and manage all of the day-to-day operations of Mathco, and (ii) such other and unrelated services and duties as may be assigned to Katarina from time to time by MATHCO.

BEST EFFORTS OF EMPLOYEE. Katarina agrees to perform faithfully, industriously, and to the best of Katarina's ability, experience, and talents, all the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of MATHCO. Such duties shall be provided at such place(s) as the needs, business, or opportunities of MATHCO may require from time to time. Katarina shall devote her full business time to the rendition of such Services, subject to absences for customary vacations and for temporary illness. In addition, Katarina Maloney will not engage in any other gainful occupation which requires Katarina Maloney 's personal attention and/or creates a conflict of interest with job responsibilities under this Agreement without the prior approval of the Board, with the exception that Katarina Maloney may personally trade in stock, bonds, securities, commodities or real estate investments for her own benefit.

1. **COMPENSATION OF EMPLOYEE.** As compensation for the services provided by Katarina under this Agreement, MATHCO will pay Katarina $12,500.00 per month. This amount shall be increased to $20,000.00 per month effective on the next business day

after MATHCO's stock becomes publicly traded on the OTC market. This amount shall be paid in accordance with MATHCO's usual payroll procedures. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Katarina shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Katarina has not yet been paid, and for any commission earned in accordance with MATHCO's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and MATHCO's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment. **Incentive Bonuses**. You will be eligible to be considered for an annual incentive bonus each calendar year during the term of your employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Company's Board of Directors (the "Board") or any Compensation Committee of the Board. The determinations of the Board with respect to such bonus shall be final and binding. You shall not earn an incentive bonus unless you are employed by the Company on the date when such bonus is payable.

2. **Stock Options**. As part of your compensation and on a onetime basis as an incentive for joining the company in the capacity noted in paragraph 1, the company shall issue shares to you under the terms and conditions of the Share Purchase agreement which is part of this agreement.
3.

Share Purchase Agreement

This Share Purchase Agreement (this "Agreement") is made as of the date of the start of your employment of 09/15/2019 (the "Effective Date") by and between Mathco Health Corporation, a duly formed corporation in the State of Delaware with its principal place of business at 6229 Yarrow Drive, suite A, Carlsbad, California, 92009 (The COMPANY") and and Katarina Maloney ("Katarina" or "Executive"), of 2647 Gateway Rd. #105-418, Carlsbad, California, 92009, (sometimes collectively referred to as the "Parties").

PREAMBLE

1. Mathco Health Corporation a Delaware company with authorized shares of 2,500,000,000 common stock having a par value of $.00001

a. The "Company" desires to retain the "Employee" as an Employee with the position as CEO and the "Employee" desires to associate himself with the company in said capacity to be compensated with ownership of Shares in Mathco Health Corporation as part of said compensation.

b. It is agreed by the "Parties" that the "Employee" is a qualified to assume the noted position with the company. In consideration for the above terms and other valuable consideration, the "Company' ›agrees and the "Employee" accepts Three Million, Nine hundred sixty three Thousand hundred twenty five shares of Common Stock, 3,963,125 par value $.00001 in Mathco Health Corporation. The above noted number of shares shall be fully vested after a continuous 36-month employment period starting on 09/15/2019 It is understood and acknowledged by the "Employee" the

shares are non-restricted, now there is no market for the shares. The shares may not be sold, assigned hypothecated, Gifted, or otherwise transferred to a third party prior the listing of company. It is anticipated that the "Company" will be listed on a Stock Exchange. When the "Company" has been listed as a Public Company and the shares are marketable the "Employee" may at her/his option sell all or any part of the shares. Company agrees to register "Employee" on exchanges.

c. The Company's Board of Directors in good faith compliance with applicable guidance to avoid having the Option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting shares and options purchase the Company's Common Stock.

EXPENSE REIMBURSEMENT. MATHCO will reimburse Katarina for "out-of-pocket" expenses incurred by Katarina in accordance with MATHCO's policies in effect from time to time. Such a expenses include and are not limited to: travel expenses, dinning, office expenses, legal fees etc.

RECOMMENDATIONS FOR IMPROVING OPERATIONS. Katarina shall provide MATHCO with all information, suggestions, and recommendations regarding MATHCO's business, of which Katarina has knowledge, that will be of benefit to MATHCO.

CONFIDENTIALITY. Katarina recognizes that MATHCO has and will have information regarding the following:

- inventions
- products
- product design
- processes
- technical matters
- trade secrets
- copyrights
- customer lists
- prices
- costs
- discounts
- business affairs
- future plans
- ________________

and other vital information items (collectively, "Information") which are valuable, special and unique assets of MATHCO. Katarina agrees that Katarina will not at any time or in any manner, either directly or indirectly, divulge, disclose, furnish make accessible or communicate any Information to any third party without the prior written consent of MATHCO. Katarina will protect the Information and treat it as strictly confidential. A violation by Katarina of this

paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

This Agreement is in compliance with the Defend Trade Secrets Act and provides civil or criminal immunity to any individual for the disclosure of trade secrets: (i) made in confidence to a federal, state, or local government official, or to an attorney when the disclosure is to report suspected violations of the law; or (ii) in a complaint or other document filed in a lawsuit if made under seal.

UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Katarina has disclosed (or has threatened to disclose) Information in violation of this Agreement, MATHCO shall be entitled to an injunction to restrain Katarina from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. MATHCO shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages, attorneys' fees and costs incurred while seeking to enforce this Agreement.

CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 3 years period after the termination of Katarina's employment. During such 3 years period, neither party shall make or permit the making of any public announcement or statement of any kind that Katarina was formerly employed by or connected with MATHCO.

INTELLECTUAL PROPERTY RIGHTS. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Katarina, individually or in conjunction with others, during Katarina's employment by MATHCO (whether during business hours or otherwise and whether on MATHCO's premises or otherwise) which relate to MATHCO's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to MATHCO and are and shall be the sole and exclusive property of MATHCO.

BENEFITS. Katarina shall be entitled to employment benefits, including holidays, a housing allowance of approximately \$2,500/mo., personal leave, sick leave, vacation, health insurance, disability insurance, life insurance and pension plan as provided by MATHCO's policies in effect from time to time.

MATHCO USA Corporation in its sole discretion may, from time to time, award Katarina a bonus (the Bonus).

MATHCO USA Corporation in its sole discretion may, from time to time, award Katarina Maloney option(s) to purchase shares of the Employers capital stock (the Stock).

TERM/TERMINATION. Katarina's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by MATHCO upon 120 days written notice, and by Katarina upon 30 days written notice. If MATHCO shall so terminate this Agreement, Katarina shall be entitled to compensation for 1 year beyond the termination date of such termination, unless Katarina is in violation of this Agreement. The compensation paid under this Agreement shall be Katarina's exclusive remedy.
If Katarina's employment is terminated by MATHCO without cause, Katarina shall continue to receive Katarina's base salary, bonus and benefits (including car allowance, health care and life insurance as applicable) for a period of 1 year from the effective date of termination (the "Severance Period").

The salary and fringe benefits to be paid are referred to herein as the "Termination Compensation.". Katarina executes and delivers to MATHCO after a notice of termination a release in form and substance acceptable to MATHCO, by which Katarina releases MATHCO from any obligations and liabilities of any type whatsoever under this Agreement, except for MATHCO's obligations with respect to the Termination Compensation, and that release shall not affect Katarina's right to indemnification, if any, for actions taken within the scope of Katarina's employment. Notwithstanding anything herein, no Termination Compensation shall be paid or otherwise provided until all applicable revocation periods have fully expired, and the mutual release becomes fully and finally enforceable. The parties hereto acknowledge that the Termination Compensation to be provided is in consideration for Katarina's release.

If Katarina terminates this Agreement by providing appropriate notice, the Company, at its election, may (i) require Katarina to continue to perform Katarina's duties hereunder for the full notice period, or (ii) terminate Katarina 's employment at any time during such notice period, *provided* that any such termination shall not be deemed to be a termination without cause of Katarina's employment by MATHCO. Unless otherwise provided by this Section, all compensation and benefits paid by MATHCO to Katarina shall cease upon her last day of employment.

TERMINATION FOR DISABILITY. MATHCO shall have the option to terminate this Agreement, if Katarina becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. MATHCO shall exercise this option by giving 90 days written notice to Katarina.

Katarina will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination except as available under any disability policy covering Katarina as of his termination date. "Permanently disabled" for the purposes of this Agreement means Katarina's inability, due to physical or mental illness, to perform the essential functions of Katarina's job, with or without a reasonable accommodation, for the period of 30 days during any one employment year.

TERMINATION DUE TO DEATH. Katarina's employment under this Agreement will terminate immediately upon Katarina's death and MATHCO shall not have any further liability or obligations to Katarina's estate, executors, heirs, assigns or any other person claiming under or through Katarina's estate, except that Katarina's estate shall receive any accrued but unpaid salary or bonuses and any life insurance benefits to be paid pursuant to Katarina's beneficiary designation.

COMPLIANCE WITH EMPLOYER'S RULES. Katarina agrees to comply with all of the rules and regulations of MATHCO.

RETURN OF PROPERTY. Upon termination of this Agreement, Katarina shall deliver to MATHCO all property which is MATHCO's property or related to MATHCO's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Katarina's possession or under Katarina's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Katarina.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

MATHCO Health Corporation
2185 Faraday Ave, suite A
Carlsbad, California 92009

Executive:

KATARINA MALONEY
Katarina Maloney
2647 Gateway Road, suite 105-418
Carlsbad California 92009

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event MATHCO is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Katarina are personal and may not be assigned by Katarina.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

SIGNATORIES. This Agreement shall be executed on behalf of MATHCO by Katarina Maloney , President and by Katarina Maloney . The Agreement shall be effective as of the date first written above.

EMPLOYER:
MATHCO Health Corporation
President

By: ______ ________________ Date: __9/15/2019________
Katarina Maloney
President

AGREED TO AND ACCEPTED.

EXECUTIVE:

By: ______ Date: _____9/15/2019_____
Katarina Maloney

EXHIBIT A

EXHIBIT A Pay is $12,500 a month Health Insurance is paid by Company
Bonus of $417,000.00 will be paid by Company for prior reimbursement.
Travel expenses, food and any expenses occurring for benefit of company and paid by Katarina will be reimbursed by the company.
Company pays Katarina Maloney rent of location in La Jolla: 9229 Regents Road, L404, La Jolla, Ca 92037